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                                                                     EXHIBIT 4.6



CUSIP 989497 AA O

No.                                                           ** $100,000.00 **
   -----------------------

                                ZEROS USA, INC.
             507 North Belt East, Suite 550 * Houston, Texas  77060
                                 July 31, 1997
      Series A Five-Year Twelve Percent Convertible Bond Due July 31, 2002

         ZEROS USA, INC., a Texas corporation, (the "Corporation"), for value received promises to pay to _____________ or registered assigns, the sum of One Hundred Thousand Dollars ($100,000.00) on July 31, 2002 (the "maturity date"), and to pay interest at the rate of twelve percent (12%) per annum semiannually on the last day of January and the last day of July of each year, computed from July 31, 1997 (the "issue date"). Payment of principal and interest shall be made at the offices of the Corporation in Houston, Texas, in lawful money of the United States of America, and shall be mailed to the registered owner or owners hereof at the address appearing on the books of the Corporation.

         This Bond is one of a duly authorized issue of the Corporation's Bonds in the aggregate amount of Three Million Dollars ($3,000,000.00) approved July 31, 1997, and issued in this denomination of One Hundred Thousand Dollars, ($100,000.00) all of like tenor and maturity, except variations necessary to express the number and payee of each Bond.

         1. EQUAL RANK. All Bonds of this issue rank equally and ratably without priority over one another.

         2. CONVERSION. The holder or holders of this Bond may at any time prior to the maturity hereof (except that, if the Corporation has called this Bond for redemption, the right to convert shall terminate at the close of business on the second business day prior to the day fixed as the date for such redemption), convert the principal amount hereof into the Corporation's Series A Preferred Stock at the conversion ration of $1.00 of Bond principal for one share of Series A Preferred Stock. To convert this Bond, the holder or holders hereof must surrender the same at the office of the Corporation, together with a written instrument of transfer in a form satisfactory to the Corporation, properly completed and executed and with a written notice of conversion.

         3. FRACTIONAL SHARES. In lieu of issuing any fraction of a share upon the conversion of this Bond, the Corporation shall pay to the holder thereof for any fraction of a share otherwise issuable upon the conversion cash equal to the same fraction on the $5.00 stated value for dividend calculation of the Series A Preferred Stock.

         4. FORBEARANCE FROM SUIT. No Bond Holder of this issue may institute any suit or proceeding for the enforcement of the payment of principal or interest unless the holders of more than fifty percent (50%) or principal or interest in the amount of all outstanding Bonds of this issue join in the suit or proceeding.

         5. REDEMPTION. The Corporation may at any time prepay in whole or in part, the principal amount, plus accrued interest to the date of prepayment, of all outstanding Bonds of this issue, upon 90 days' written notice by certified or registered mail to the registered owners of all outstanding Bonds. Such notice shall be mailed to their addresses appearing on the Corporation's books.

         6. REGISTERED OWNER. The Corporation may treat the person or persons whose name or names appear on this Bond as the absolute owner or owners hereof for the purposes of receiving payment of, or an account of, the principal and interest due on this Bond and for all other purposes.

         7. RELEASE OF SHAREHOLDERS, OFFICERS AND DIRECTORS. This Bond is the obligation of the Corporation only, and no recourse shall be had for the payment of any principal or interest hereon against any shareholder, officer or director of the Corporation, either directly or through the Corporation, by virtue of any statute for the enforcement of any assessment or otherwise. The holder or holders of this Bond, by the acceptance hereof, and as part of the consideration for this Bond, release all claims and waive all liabilities against the foregoing persons in connection with this Bond.

                 IN WITNESS WHEREOF, the Corporation has signed and sealed this Bond this 31st day of July 1997.

Corporate                  ZEROS USA, INC.
Seal

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                           President                      Secretary